Exhibit 99.1

CONTACT: David Foy (203) 458-5850

WHITE MOUNTAINS REPORTS ADJUSTED BOOK VALUE PER SHARE OF $655

HAMILTON, Bermuda (November 2, 2015) - White Mountains Insurance Group, Ltd. (NYSE: WTM) reported an adjusted book value per share of $655 at September 30, 2015, down 2.4% and 1.3% for the third quarter and first nine months of 2015, including dividends. Pro forma for the previously announced Sirius Group and Symetra transactions, adjusted book value per share is approximately $780.

Ray Barrette, Chairman and CEO, commented, “It was a big quarter, driven by the agreements to sell Sirius Group and Symetra. Pro forma for these transactions, ABVPS was up about 16% in the quarter to $780.  Reported results were mediocre with ABVPS down 2.4%. The decline in the equity markets and the strengthening U.S. dollar accounted for 1.3% points of this drop. The rest was due to incentive compensation accruals related to the sales and share repurchases at prices above reported ABVPS but below pro forma ABVPS.  Year-to-date we have repurchased $236 million of our shares at an average price of $727. We reported modest underwriting profits for the quarter at OneBeacon (99% combined ratio) and Sirius Group (95% combined ratio).  Total return on investments for the quarter was -0.5%. BAM continues to grow with improved pricing.  Insurance Services are doing well.  We expect the two sales to close in the first quarter of 2016, at which time we should have about $2.5 billion of undeployed capital.”

Adjusted comprehensive loss was $77 million in the third quarter of 2015 compared to $13 million in the third quarter of last year. Adjusted comprehensive loss was $32 million in the first nine months of 2015 compared to adjusted comprehensive income of $142 million in the first nine months of last year. Net income (loss) attributable to common shareholders was $(59) million and $30 million in the third quarter and first nine months of 2015, compared to $51 million and $242 million in the third quarter and first nine months of last year.

OneBeacon

OneBeacon’s book value per share decreased 1.3% for the third quarter and increased 1.5% for the first nine months of 2015, including dividends.

OneBeacon’s GAAP combined ratio was 99% for the third quarter of 2015 compared to 95% for the third quarter of last year, while the GAAP combined ratio was 96% for the first nine months of 2015 compared to 94% for the first nine months of last year. During the quarter, OneBeacon transferred its crop insurance exposures to affiliates of AmTrust through a 100% quota share reinsurance agreement, ceding $17 million of earned premiums, $15 million of losses and $3 million of expenses.

The combined ratios for the third quarter and first nine months of 2015 reflect higher expense ratios, driven by higher acquisition costs due to changes in business mix and lower net earned premiums from the exit of the crop business. There was no net loss reserve development in either the third quarter or first nine months of 2015, compared to unfavorable net loss reserve development of 2 points in both the third quarter and first nine months of last year.

Mike Miller, CEO of OneBeacon, said, “Our third quarter results were disappointing, as underwriting results were subpar and investment markets were challenging. Our reported numbers were impacted by our exit from the crop business. We recently added a new team in Financial Institutions and new leaders in our Design Professionals and Entertainment teams. The marketplace is more competitive, and we are focused on maintaining underwriting discipline.”

Net written premiums were $293 million in the third quarter and $901 million in the first nine months of 2015, a decrease of 15% and 5% for the quarter and first nine months of 2015. Net written premiums in the third quarter of 2015 included $36 million of ceded written premiums associated with the transfer of OneBeacon’s crop business to AmTrust. Excluding the impact of the exited crop and lawyers liability ($23 million) businesses, and the termination of an affiliated reinsurance treaty ($16 million), premiums grew by 3% for the first nine months of 2015.

Sirius Group

During the third quarter of 2015, White Mountains signed a definitive agreement to sell Sirius Group to CM International Holding PTE Ltd., the Singapore-based investment arm of China Minsheng Investment Corp., Ltd. (“CMI”). The purchase price will be paid in cash in an amount equal to 127.3% of Sirius Group’s closing date tangible common shareholder’s equity plus, $10 million. The transaction is expected to close in the first quarter of 2016 and is subject to regulatory approval and other customary closing conditions. As a result of the transaction, Sirius Group’s results are reported as discontinued operations within White Mountains’s GAAP financial statements. Sirius Group’s results inure to White Mountains through the closing date of the transaction.

Sirius Group’s GAAP combined ratio was 95% for the third quarter of 2015 compared to 79% for the third quarter of last year, while the GAAP combined ratio was 84% for the first nine months of 2015 compared to 78% for the first nine months of last year. The higher combined ratio for the 2015 periods was primarily due to a higher frequency of non-catastrophe per risk and pro rata loss events, especially in the third quarter, which primarily impacted the property, aviation, contingency, and marine lines of business. The third quarter results included losses from the Tianjin port explosion, which are estimated at $15 million, after reinstatement premiums. Also, the combined ratios for the third quarter and first nine months of 2015 were higher by 3 points and 1 point due to the cost of ILW covers purchased to mitigate the potential impact of major events on Sirius Group's balance sheet pending the close of the sale to CMI. Catastrophe losses added 2 points to the combined ratios for both the third quarter and first nine months of 2015, primarily from a Chilean earthquake, compared to 6 points and 4 points of catastrophe losses in the third quarter and first nine months of last year. The combined ratios benefited from favorable net loss reserve development of 6 points and 4 points in the third quarter and first nine months of 2015, primarily due to reductions in reserves for property and run-off casualty business, compared to favorable net loss reserve development of 8 points and 5 points in the third quarter and first nine months of last year.

Allan Waters, CEO of Sirius Group, said, “Our 84% combined ratio for the first nine months continued to benefit from low catastrophe activity and more good news from prior years’ loss reserves. In the third quarter, we experienced an unusually high amount of non-catastrophe large loss occurrences, including the Tianjin loss. Excluding currency effects, Sirius Group’s adjusted book value per share grew 3% over the first nine months. The CMI transaction was announced on July 27 and we continue to work towards regulatory approvals. We still anticipate the transaction to close in the first quarter of 2016.”

HG Global/BAM

In the third quarter of 2015, BAM insured $2.23 billion of municipal bonds, $1.95 billion of which were in the primary market.  As of September 30, 2015, BAM’s total claims paying resources were $593 million on total par insured of $19.8 billion.

HG Global reported pre-tax income of $5 million and $14 million in the third quarter and first nine months of 2015 compared to pre-tax income of $4 million and $14 million in the third quarter and first nine months of last year. White Mountains reported $11 million and $34 million of GAAP pre-tax loss related to BAM in the third quarter and first nine months of 2015 compared to GAAP pre-tax loss of $13 million and $30 million in the third quarter and first nine months of last year.  The decrease in pre-tax loss in the third quarter of 2015 was primarily due to higher mark-to-market results from BAM’s investment portfolio, while the increase in pre-tax loss in the first nine months of 2015 was primarily due to lower net investment income and mark-to-market results from BAM’s investment portfolio. BAM’s affairs are managed on a statutory accounting basis, and it does not report stand-alone GAAP financial results. BAM’s statutory net loss was $8 million in both the third quarter of 2015 and the third quarter last year. As a mutual insurance company that is owned by its members, BAM’s results do not affect White Mountains’s adjusted book value per share. However, White Mountains is required to consolidate BAM’s results in its GAAP financial statements and its results are attributed to non-controlling interests.

Robert Cochran, Chairman of BAM, said, “BAM’s third quarter results demonstrate the real momentum the company has gained among issuers and investors. Strong volume - more than $2.2 billion of par insured, including $280 million in the secondary market - and an improving pricing environment allowed BAM to increase claims-paying resources by $6 million, which is the largest quarterly increase since inception. BAM’s market position was strengthened by investor concerns about potential defaults by the Commonwealth of Puerto Rico and its affiliated entities, which focused attention on BAM’s clean portfolio and the fact that BAM’s underwriting standards ensure that it will only guarantee municipal bonds from essential public purpose issuers within the 50 states and the District of Columbia. The market also continues to embrace BAM’s free Obligor Disclosure Brief ("ODB") credit summaries, which are published on our web site for every issuer we insure and updated annually. Downloads of the ODBs increased almost 70% from the third quarter last year.”

Other Operations

White Mountains’s Other Operations segment reported a pre-tax loss of $72 million and $98 million in the third quarter and first nine months of 2015, compared to a pre-tax loss of $31 million and $38 million in the third quarter and first nine months of last year.  General and administrative expenses for the third quarter and first nine months of 2015 includes approximately $36 million of increased incentive compensation expense recorded in connection with the Sirius Group and Symetra transactions. White Mountains’s Other Operations segment reported net realized and unrealized investment losses of $16 million and $7 million in the third quarter and first nine months of 2015, compared to losses of $10 million in the third quarter of last year and gains of $33 million in the first nine months of last year. In the first nine months of 2015, White Mountains also reported a gain of $20 million in the Other Operations segment related to the sale of Hamer LLC, a small manufacturing company that White Mountains received in 2012 in connection with the liquidation of a limited partnership fund. WM Life Re reported $1 million of gains and $4 million of losses in the third quarter and first nine months of 2015 compared to $3 million and $5 million of losses in the third quarter and first nine months of last year.

Share Repurchases

White Mountains repurchased and retired 215,540 of its common shares for $159 million in the third quarter of 2015 at an average share price of $738.51, or approximately 113% of White Mountains’s September 30, 2015 adjusted book value per share. The average share price paid was approximately 95% of White Mountains's September 30, 2015 pro forma adjusted book value per share.

Investment in Symetra Common Shares

During the third quarter of 2015, Symetra announced that it entered into a definitive merger agreement with Sumitomo Life Insurance Company (“Sumitomo Life”) pursuant to which Sumitomo Life will acquire all of the outstanding shares of Symetra. White Mountains received a special dividend of $.50 per share in the third quarter of 2015 and expects to receive $32.00 per share in cash at closing. The transaction is expected to close in the first quarter of 2016 and is subject to regulatory approval and other customary closing conditions.

During the third quarter and first nine months of 2015, White Mountains recorded $4 million and $16 million in equity in earnings from its investment in Symetra’s common shares, which increased the value used in the calculation of White Mountains’s adjusted book value per share to $18.81 per Symetra common share at September 30, 2015.

Investment Activities

The GAAP total return on invested assets was -0.5% for the third quarter of 2015, which included -0.1% from currency losses, and -0.3% for the first nine months of 2015, which included -0.7% from currency losses.  This compared to a return of -1.0% and 1.6% for the third quarter and first nine months of 2014, which included -1.1% and -1.2% from currency losses.

Reid Campbell, President of White Mountains Advisors, said, “The total portfolio was down 0.5% for the third quarter, as the benefit of falling interest rates was more than offset by a pullback in equities and a generally stronger U.S. dollar.  In local currencies, the total portfolio was down 0.4% for the third quarter.  While a small loss on an absolute basis, this was a good relative result as stocks experienced their worst quarter in four years.  The fixed income portfolio was up 0.5% for the quarter.  This was a decent absolute result, but behind the longer duration Barclays Intermediate Aggregate Index return of 1.1%.  Fixed income duration remains short at 2.1 years and credit quality remains strong.  The risk asset portfolio (common stocks, convertibles and alternatives) was down 5.1% for the quarter, outperforming the S&P 500, which declined 6.4%.  Our portfolio of common stocks and ETFs was down 6.9%, while our alternatives were down 2.2%, which principally reflects an unfavorable mark-to-market adjustment to the OneBeacon runoff surplus notes.”

Additional Information

White Mountains is a Bermuda-domiciled financial services holding company traded on the New York Stock Exchange and the Bermuda Stock Exchange under the symbol WTM. Additional financial information and other items of interest are available at the company’s website located at www.whitemountains.com. White Mountains expects to file its Form 10-Q today with the Securities and Exchange Commission and urges shareholders to refer to that document for more complete information concerning its financial results.

Regulation G

This earnings release includes three non-GAAP financial measures that have been reconciled to their most comparable GAAP financial measures. White Mountains believes these measures to be more relevant than comparable GAAP measures in evaluating White Mountains’s financial performance.

Adjusted book value per share is a non-GAAP financial measure which is derived by expanding the calculation of GAAP book value per share to exclude equity in net unrealized gains (losses) from Symetra’s fixed maturity portfolio, net of applicable taxes, from book value. In addition, the number of common shares outstanding used in the calculation of adjusted book value per White Mountains's common share are adjusted to exclude unearned restricted common shares, the compensation cost of which, at the date of calculation, has yet to be amortized. The reconciliation of adjusted book value per share to GAAP book value per share is included on page 8.

Pro forma adjusted book value per share as of September 30, 2015 is a non-GAAP financial measure that further adjusts book value per share to include the gains associated with the Sirius Group and Symetra transactions, which have been shown net of compensation expense and transaction costs expected to be recorded when the transactions close. Pro forma adjusted book value per share also includes the dilution from outstanding stock options caused when adjusted book value per share exceeds the strike price of the options. The reconciliation of adjusted book value per share to pro forma adjusted book value per share is as follows:

Adjusted book value per share (per page 8)	$655
Gain from sale of Sirius Group	82
Gain from sale of Symetra	44
Dilution from stock options	(1)
Pro forma adjusted book value per share	$780

Adjusted comprehensive income (loss) is a non-GAAP financial measure that excludes the change in equity in net unrealized gains (losses) from Symetra’s fixed maturity portfolio, net of applicable taxes, from comprehensive income (loss) attributable to White Mountains’s common shareholders. The reconciliation of adjusted comprehensive income (loss) to GAAP comprehensive income (loss) attributable to White Mountains’s common shareholders is included on page 9.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This earnings release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included or referenced in this release which address activities, events or developments which White Mountains expects or anticipates will or may occur in the future are forward-looking statements. The words “will”, “believe”, “intend”, “expect”, “anticipate”, “project”, “estimate”, “predict” and similar expressions are also intended to identify forward-looking statements. These forward-looking statements include, among others, statements with respect to White Mountains’s:

•	change in adjusted book value per share or return on equity;

•	business strategy;

•	financial and operating targets or plans;

•	incurred loss and loss adjustment expenses and the adequacy of its loss and loss adjustment expense reserves and related reinsurance;

•	projections of revenues, income (or loss), earnings (or loss) per share, dividends, market share or other financial forecasts;

•	expansion and growth of its business and operations; and

•	future capital expenditures.

These statements are based on certain assumptions and analyses made by White Mountains in light of its experience and perception of historical trends, current conditions and expected future developments, as well as other factors believed to be appropriate in the circumstances. However, whether actual results and developments will conform to its expectations and predictions is subject to a number of risks and uncertainties that could cause actual results to differ materially from expectations, including:

•
the risks that are described from time to time in White Mountains’s filings with the Securities and Exchange Commission, including but not limited to White Mountains’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 filed February 27, 2015;

•	claims arising from catastrophic events, such as hurricanes, earthquakes, floods, fires, terrorist attacks or severe winter weather;

•	the continued availability of capital and financing;

•	general economic, market or business conditions;

•	business opportunities (or lack thereof) that may be presented to it and pursued;

•	competitive forces, including the conduct of other property and casualty insurers and reinsurers;

•	changes in domestic or foreign laws or regulations, or their interpretation, applicable to White Mountains, its competitors or its customers;

•	an economic downturn or other economic conditions adversely affecting its financial position;

•	recorded loss reserves subsequently proving to have been inadequate;

•	actions taken by ratings agencies from time to time, such as financial strength or credit ratings downgrades or placing ratings on negative watch; and

•	other factors, most of which are beyond White Mountains’s control.

Consequently, all of the forward-looking statements made in this earnings release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by White Mountains will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, White Mountains or its business or operations. White Mountains assumes no obligation to publicly update any such forward-looking statements, whether as a result of new information, future events or otherwise.

WHITE MOUNTAINS INSURANCE GROUP, LTD.
CONDENSED CONSOLIDATED BALANCE SHEETS
(millions)
(Unaudited)

	September 30, 2015	December 31, 2014	September 30, 2014
Assets
Fixed maturity investments	$2,602.2	$2,422.0	$2,355.2
Short-term investments	325.0	376.8	402.7
Common equity securities	482.1	611.7	797.8
Convertible fixed maturity and preferred investments	5.6	13.9	42.3
Other long-term investments	294.6	318.0	233.9
Total investments	3,709.5	3,742.4	3,831.9

Cash	200.0	261.7	419.2
Reinsurance recoverable on paid and unpaid losses	237.2	173.9	114.2
Insurance premiums receivable	273.3	241.1	282.6
Funds held by ceding entities	4.6	37.1	35.1
Investments in unconsolidated affiliates	392.6	414.4	413.5
Deferred acquisition costs	110.8	107.2	125.1
Deferred tax asset	133.9	114.6	72.4
Ceded unearned insurance premiums	41.4	17.8	14.7
Accounts receivable on unsettled investment sales	11.5	37.8	24.6
Goodwill and intangible assets	381.7	351.2	65.8
Other assets	321.4	325.9	352.3
Assets held for sale	4,528.1	4,630.6	6,435.8
Total assets	$10,346.0	$10,455.7	$12,187.2

Liabilities
Loss and loss adjustment expense reserves	$1,433.3	$1,350.0	$1,169.5
Unearned insurance premiums	671.3	616.7	649.9
Debt	383.3	343.1	275.7
Ceded reinsurance payable	46.8	34.2	26.0
Funds held under insurance contracts	100.3	81.0	76.8
Accounts payable on unsettled investment purchases	46.0	.5	41.4
Other liabilities	425.9	386.5	438.4
Liabilities held for sale	3,032.8	3,105.3	5,011.8
Total liabilities	6,139.7	5,917.3	7,689.5

Equity
White Mountains’s common shareholders’ equity
White Mountains’s common shares and paid-in surplus	998.0	1,034.7	1,036.9
Retained earnings	2,888.3	3,010.5	2,960.7
Accumulated other comprehensive income (loss), after tax:
Equity in net unrealized gains from investments in Symetra common shares	5.5	34.9	19.1
Net unrealized foreign currency translation losses	(142.4)	(79.8)	(11.9)
Pension liability and other	(3.9)	(4.6)	4.5
Total White Mountains’s common shareholders’ equity	3,745.5	3,995.7	4,009.3

Non-controlling interests
Non-controlling interest - OneBeacon Ltd.	246.9	258.4	275.3
Non-controlling interest - SIG Preference Shares	250.0	250.0	250.0
Non-controlling interest - mutuals and reciprocals	(149.4)	(134.3)	(125.3)
Non-controlling interest - other	113.3	168.6	88.4
Total non-controlling interests	460.8	542.7	488.4
Total equity	4,206.3	4,538.4	4,497.7
Total liabilities and equity	$10,346.0	$10,455.7	$12,187.2

WHITE MOUNTAINS INSURANCE GROUP, LTD.
BOOK VALUE AND ADJUSTED BOOK VALUE PER SHARE
(Unaudited)

	September 30, 2015	June 30, 2015	December 31, 2014	September 30, 2014
Book value per share numerators (in millions):

White Mountains’s common shareholders’ equity - book value per share numerator (1)	$3,745.5	$3,974.6	$3,995.7	$4,009.3
Equity in net unrealized gains from Symetra’s fixed maturity portfolio, net of applicable taxes	(5.5)	(2.0)	(34.9)	(19.1)
Adjusted book value per share numerator (1)	$3,740.0	$3,972.6	$3,960.8	$3,990.2

Book value per share denominators (in thousands of shares):

Common shares outstanding - book value per share denominator (1)	5,745.0	5,960.5	5,986.2	6,028.3
Unearned restricted common shares	(31.4)	(37.7)	(25.7)	(31.7)
Adjusted book value per share denominator (1)	5,713.6	5,922.8	5,960.5	5,996.6

Book value per share	$651.97	$666.82	$667.48	$665.08
Adjusted book value per share	$654.58	$670.72	$664.50	$665.41

(1) Excludes stock options, which are anti-dilutive to book value.

	September 30, 2015	June 30, 2015	December 31, 2014	September 30, 2014
Growth in adjusted book value per share, including dividends:

Quarter-to-date	(2.4)%	1.1%	(0.1)%	(0.2)%

Year-to-date	(1.3)%	1.1%	3.6%	3.8%

Year-to-date dividends per share:	$1.00	$1.00	$1.00	$1.00

	September 30, 2015	June 30, 2015	December 31, 2014	September 30, 2014
Summary of goodwill and intangible assets (in millions):

Goodwill:
Tranzact	$165.2	$145.1	$145.1	$—
MediaAlpha	18.3	18.3	18.3	18.3
Wobi	5.8	5.8	5.5	5.5
Total goodwill	189.3	169.2	168.9	23.8

Intangible assets:
Tranzact	158.1	134.2	142.8	—
MediaAlpha	26.4	28.4	32.5	34.5
Other	7.9	8.6	7.0	7.5
Total intangible assets	192.4	171.2	182.3	42.0

Total goodwill and intangible assets	381.7	340.4	351.2	65.8

Goodwill and intangible assets attributed to non-controlling interest	(138.1)	(122.8)	(141.8)	(25.3)

Goodwill and intangible assets included in adjusted book value	$243.6	$217.6	$209.4	$40.5

WHITE MOUNTAINS INSURANCE GROUP, LTD.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(millions, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Revenues:
Earned insurance premiums	$284.9	$307.2	$896.0	$879.1
Net investment income	16.8	13.8	42.6	44.7
Net realized and unrealized investment (losses) gains	(43.9)	(27.5)	(33.9)	64.4
Other revenue	76.9	29.7	225.4	60.3

Total revenues	334.7	323.2	1,130.1	1,048.5
Expenses:
Loss and loss adjustment expenses	170.0	185.5	534.1	527.3
Insurance and reinsurance acquisition expenses	55.3	55.2	166.1	153.0
Other underwriting expenses	56.5	51.3	165.5	152.6
General and administrative expenses	135.7	60.4	333.3	162.8
Amortization of intangible assets	6.9	2.6	20.8	5.5
Interest expense	4.9	3.7	13.5	10.6

Total expenses	429.3	358.7	1,233.3	1,011.8

Pre-tax (loss) income from continuing operations	(94.6)	(35.5)	(103.2)	36.7

Income tax (expense) benefit	1.6	4.7	(.8)	(11.4)

Net (loss) income from continuing operations	(93.0)	(30.8)	(104.0)	25.3

Net income from discontinued operations, net of tax	14.2	63.9	91.5	176.5

(Loss) income before equity in earnings of unconsolidated affiliates	(78.8)	33.1	(12.5)	201.8

Equity in earnings of unconsolidated affiliates, net of tax	3.9	7.0	18.0	33.3

Net (loss) income	(74.9)	40.1	5.5	235.1
Net loss attributable to non-controlling interests	16.0	11.2	24.2	7.2

Net (loss) income attributable to White Mountains’s common shareholders	(58.9)	51.3	29.7	242.3

Comprehensive (loss) income, net of tax:
Change in equity in net unrealized gains (losses) from investments in Symetra common shares, net of tax	3.5	(9.9)	(29.4)	59.5
Change in foreign currency translation and pension liability	—	(.2)	.3	(.1)
Change in foreign currency translation and other from discontinued operations	(18.4)	(64.1)	(62.1)	(99.9)

Comprehensive (loss) income	(73.8)	(22.9)	(61.5)	201.8
Other comprehensive loss (income) attributable to non-controlling interests	(.1)	.1	(.1)	.1
Comprehensive (loss) income attributable to White Mountains’s common shareholders	(73.9)	(22.8)	(61.6)	201.9

Change in equity in net unrealized (gains) losses from Symetra’s fixed maturity portfolio, net of applicable taxes	(3.5)	9.9	29.4	(59.5)

Adjusted comprehensive income	$(77.4)	$(12.9)	$(32.2)	$142.4

Income (loss) per share attributable to White Mountains’s common shareholders
Basic income (loss) per share
Continuing operations	$(12.42)	$(2.07)	$(10.40)	$10.70
Discontinued operations	2.41	10.49	15.37	28.74
Total consolidated operations	$(10.01)	$8.42	$4.97	$39.44

Diluted income (loss) per share
Continuing operations	$(12.42)	$(2.07)	$(10.40)	$10.70
Discontinued operations	2.41	10.49	15.37	28.74
Total consolidated operations	$(10.01)	$8.42	$4.97	$39.44

WHITE MOUNTAINS INSURANCE GROUP, LTD.
QTD SEGMENT STATEMENTS OF PRE-TAX INCOME (LOSS)
(millions)
(Unaudited)

For the Three Months Ended September 30, 2015		HG Global/BAM
	OneBeacon	HG Global	BAM	Other	Total
Revenues:
Earned insurance premiums	$281.4	$.6	$.3	$2.6	$284.9
Net investment income	12.4	.5	1.1	2.8	16.8
Net investment income (loss) - surplus note interest	—	4.0	(4.0)	—	—
Net realized and unrealized investment (losses) gains	(29.9)	.6	1.7	(16.3)	(43.9)
Other revenue	3.9	—	.2	72.8	76.9

Total revenues	267.8	5.7	(.7)	61.9	334.7
Expenses:
Loss and loss adjustment expenses	167.5	—	—	2.5	170.0
Insurance and reinsurance acquisition expenses	53.8	.1	.4	1.0	55.3
Other underwriting expenses	56.4	—	.1	—	56.5
General and administrative expenses	3.4	.4	9.4	122.5	135.7
Amortization of intangible assets	.3	—	—	6.6	6.9
Interest expense	3.2	—	—	1.7	4.9

Total expenses	284.6	.5	9.9	134.3	429.3

Pre-tax (loss) income	$(16.8)	$5.2	$(10.6)	$(72.4)	$(94.6)

For the Three Months Ended September 30, 2014		HG Global/BAM
	OneBeacon	HG Global	BAM	Other	Total
Revenues:
Earned insurance premiums	$305.4	$.4	$.1	$1.3	$307.2
Net investment income	10.8	.4	1.4	1.2	13.8
Net investment income (loss) - surplus note interest	—	3.9	(3.9)	—	—
Net realized and unrealized investment losses	(16.0)	(.5)	(1.4)	(9.6)	(27.5)
Other revenue	1.3	—	.2	28.2	29.7

Total revenues	301.5	4.2	(3.6)	21.1	323.2
Expenses:
Loss and loss adjustment expenses	185.2	—	—	.3	185.5
Insurance and reinsurance acquisition expenses	54.6	—	.5	.1	55.2
Other underwriting expenses	51.2	—	.1	—	51.3
General and administrative expenses	2.0	.4	8.9	49.1	60.4
Amortization of intangible assets	.4	—	—	2.2	2.6
Interest expense	3.2	—	—	.5	3.7

Total expenses	296.6	.4	9.5	52.2	358.7

Pre-tax income (loss)	$4.9	$3.8	$(13.1)	$(31.1)	$(35.5)

WHITE MOUNTAINS INSURANCE GROUP, LTD.
YTD SEGMENT STATEMENTS OF PRE-TAX INCOME (LOSS)
(millions)
(Unaudited)

For the Nine Months Ended September 30, 2015		HG Global/BAM
	OneBeacon	HG Global	BAM	Other	Total
Revenues:
Earned insurance premiums	$887.3	$1.7	$.6	$6.4	$896.0
Net investment income	33.0	1.4	2.9	5.3	42.6
Net investment income (loss) - surplus note interest	—	11.9	(11.9)	—	—
Net realized and unrealized investment (losses) gains	(29.7)	.3	2.8	(7.3)	(33.9)
Other (losses) revenue	(.4)	—	.5	225.3	225.4

Total revenues	890.2	15.3	(5.1)	229.7	1,130.1
Expenses:
Loss and loss adjustment expenses	527.9	—	—	6.2	534.1
Insurance and reinsurance acquisition expenses	161.2	.3	1.8	2.8	166.1
Other underwriting expenses	165.2	—	.3	—	165.5
General and administrative expenses	11.0	1.2	26.3	294.8	333.3
Amortization of intangible assets	1.0	—	—	19.8	20.8
Interest expense	9.7	—	—	3.8	13.5

Total expenses	876.0	1.5	28.4	327.4	1,233.3

Pre-tax income (loss)	$14.2	$13.8	$(33.5)	$(97.7)	$(103.2)

For the Nine Months Ended September 30, 2014		HG Global/BAM
	OneBeacon	HG Global	BAM	Other	Total
Revenues:
Earned insurance premiums	$872.8	$.9	$.3	$5.1	$879.1
Net investment income	33.4	1.0	4.2	6.1	44.7
Net investment income (loss) - surplus note interest	—	11.8	(11.8)	—	—
Net realized and unrealized investment gains	24.8	1.1	5.4	33.1	64.4
Other revenue	3.3	—	.5	56.5	60.3

Total revenues	934.3	14.8	(1.4)	100.8	1,048.5
Expenses:
Loss and loss adjustment expenses	520.7	—	—	6.6	527.3
Insurance and reinsurance acquisition expenses	150.9	.2	1.4	.5	153.0
Other underwriting expenses	152.3	—	.3	—	152.6
General and administrative expenses	8.3	1.2	26.6	126.7	162.8
Amortization of intangible assets	1.0	—	—	4.5	5.5
Interest expense	9.7	—	—	.9	10.6

Total expenses	842.9	1.4	28.3	139.2	1,011.8

Pre-tax income (loss)	$91.4	$13.4	$(29.7)	$(38.4)	$36.7

WHITE MOUNTAINS INSURANCE GROUP, LTD.
SELECTED FINANCIAL DATA
(Dollars in millions)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
OneBeacon	2015	2014	2015	2014
GAAP Ratios
Loss and LAE	60%	61%	60%	60%
Expense	39%	34%	36%	34%
Combined	99%	95%	96%	94%

Net written premiums	$292.9	$345.6	$901.2	$952.6
Earned premiums	$281.4	$305.4	$887.3	$872.8

	Three Months Ended September 30,		Nine Months Ended September 30,
Sirius Group (1)	2015	2014	2015	2014
GAAP Ratios
Loss and LAE	60%	45%	50%	42%
Expense	35%	34%	34%	36%
Combined	95%	79%	84%	78%

Gross written premiums	$259.5	$260.6	$939.1	$951.9
Net written premiums	$191.5	$217.9	$679.1	$738.4
Earned premiums	$202.8	$231.4	$623.3	$656.5

	Three Months Ended September 30,		Nine Months Ended September 30,
BAM	2015	2014	2015	2014
Gross par value of primary market policies priced	$2,228.6	$1,761.3	$7,660.3	$5,209.8
Gross par value of secondary market policies priced	298.3	125.7	481.6	381.0
Total gross par value of market policies priced	$2,526.9	$1,887.0	$8,141.9	$5,590.8
Gross par value of primary and secondary market policies issued	$2,233.5	$2,243.2	$7,758.8	$5,353.3
Gross written premiums	$7.0	$4.2	$17.8	$11.4
Member surplus contributions collected	$8.8	$3.9	$20.3	$11.6

	As of September 30, 2015	As of December 31, 2014
Policyholders’ surplus	$438.6	$448.7
Contingency reserve	10.1	4.7
Qualified statutory capital	448.7	453.4
Net unearned premiums	10.6	6.4
Present value of future installment premiums	1.8	1.4
Collateral trusts	131.5	120.0
Claims paying resources	$592.6	$581.2

	Three Months Ended September 30,		Nine Months Ended September 30,
HG Global	2015	2014	2015	2014
Net written premiums	$5.3	$3.1	$13.4	$8.7
Earned premiums	$.6	$.4	$1.7	$.9

	As of September 30, 2015	As of December 31, 2014
Unearned premiums	$32.8	$21.2
Deferred acquisition costs	$6.9	$4.6

(1) Presented within "discontinued operations" in White Mountains's GAAP financial statements